                                                                  EXHIBIT 10.1



                               ASSET PURCHASE AGREEMENT
                           FIVE (5) RESIDENTIAL PROPERTIES
                  REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP V

        This purchase agreement, dated as of November 25, 1997, ("Agreement" or "Contract"), made and entered into by and between Realmark Property Investors Limited Partnership V, a Delaware limited partnership, 2350 North Forest Road, Getzville, New York 14068 ("Seller") and US Apartments LLC, a Delaware limited liability company, c/o 2350 North Forest Road, Getzville, NY 14068 ("Buyer").

        RECITALS

        A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain parcels of real property and all of the improvements and buildings situated thereon, and the hereditaments and appurtenances thereto, consisting of five (5) apartment complexes (the "Real Property"), and all personal property (as hereinafter defined), any repair and remediation reserve accounts held by any lenders with respect to the Property, equipment, fixtures and intellectual property, including the names of the apartment complexes owned by Seller, utilized in the operation or management of the apartment complexes, and located at said apartment complexes as described on EXHIBIT B (collectively the "Personal Property"). The Real Property together with the Personal Property applicable to the apartment complexes will be herein referred to as the "Property."

        B. Attached hereto and made a part hereof are the legal descriptions of the Real Property, marked with the name of each apartment complex and attached as EXHIBIT A. A list of the Personal Property is attached to this Agreement as EXHIBIT B. Any subsequent amendment to either EXHIBIT A or EXHIBIT B, or to any other Exhibit to this Agreement, is to be considered an integral part of this Agreement.

        FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements, hereinafter set forth, the parties agree as follows:

        SECTION 1. PURCHASE PRICE.

            (a) The purchase price to be paid Seller by Buyer for the Property will be $16,107,000.00 ("Purchase Price") to be paid in the following manner:

                    Earnest Money ("Earnest Money") at
                    signing of Agreement by check to be held
                    in escrow by the
                    Escrow Agent                                      $50,000.00

                    By assuming the Mortgages (the
                    "Mortgages") described in EXHIBIT C in
                    the full amount of their principal
                    balances on the date of closing

                    Cash at closing (the Purchase Price less
                    any Earnest Money already paid, and less
                    the balance of the existing Mortgages
                    affecting the Property at closing and
                    subject to prorations and allocations
                    per Section 5                                        Balance

                                                           Total  $16,107,000.00
and payable by Buyer either at (i) closing of title and delivery of the Deed in immediately available good, federal funds, or (ii) delivery of an assignment of the Seller's membership interests in any subsidiary holding title to the Property.

            (b) The Earnest Money check in the amount stated in Section 1(a) above will be held by Andrews, Sanchez, Amigone, Mattrey & Marshall, LLP, as Escrow Agent (the "Escrow Agent"), and delivered within two (2) days from the date of Seller's execution (as communicated to Buyer by written facsimile and orally by telephone on such date of execution) of this Agreement. Absent any contrary provision of this Agreement, the Earnest Money will remain with the Escrow Agent until the Closing of the Property or cancellation of escrow in accordance with the provisions of Section 20 hereof. If the Earnest Money is not delivered by the date as hereinabove set forth, Seller may terminate this Agreement. Upon any permitted termination of this Agreement by Buyer, including but not limited to the failure of the conditions precedent to be met pursuant to
Section 7, the Earnest Money shall be returned to Buyer in accordance with the applicable terms and provisions of this Agreement.

        SECTION 2. PLACE AND TIME OF CLOSING.

            (a) Subject to the conditions precedent set forth herein having been met or waived, the Closing will take place on or before 180 days after the date of this Agreement (the "Closing Date"), unless extended as otherwise set forth in this Agreement, time being of the essence as to Buyer's obligation to perform on such date. As used herein the terms "Closing" will mean the meeting of the parties at which delivery of the Deed and/or assignment of Seller's subsidiary membership interests in the entities holding title and payment of the Purchase Price as called for in Section 1 occurs for the Property.

            (b) This Agreement, as an offer to purchase when signed by Buyer, shall automatically terminate if not accepted in final form by Seller by 5 P.M., Eastern Standard Time, two business days from the date on which Buyer executed this Agreement as indicated below.

        SECTION 3. BUYER'S CONTINGENCIES.

        This Agreement is contingent upon the Buyer obtaining a firm commitment for adequate financing to consummate the purchase described in this Agreement, on or before 120 days after execution of this Agreement. If Buyer is unable to obtain such financing on terms and conditions satisfactory to Buyer within said 120 days, Buyer or Seller may thereafter terminate this Agreement upon written notice to the other, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further liability hereunder. Buyer agrees to use good faith, reasonable efforts to obtain a commitment(s) for such financing.

        SECTION 4. DEED AND TITLE.

            (a) Seller shall deliver to Buyer at Closing special or limited warranty deeds (or equivalent bargain and sale deeds, where appropriate) (collectively "Deed") and/or assignment (collectively "Assignment") of the Seller's membership interests in subsidiaries holding title to the Property in a form customary in the applicable jurisdictions, reasonably acceptable to Seller and Buyer, conveying fee simple title to the Property, subject only to the existing matters of record encumbering the Property(s), (the "Permitted Exceptions") and such additional easements, restrictions or record and title exceptions set forth in the commitment for title insurance specifically approved by Buyer, and taxes not delinquent. In addition, Seller shall convey title to the Personal Property to Buyer, subject to all liens and encumbrances, by the execution and delivery at Closing of a Bill of Sale, and/or by virtue of the Assignment in form and substance customary in the applicable jurisdiction and reasonably satisfactory to Buyer and Seller, without warranty and/or representation.

            (b) Seller agrees to provide a copy of its existing title insurance policies on each Property to Buyer. Buyer shall then obtain for each Property an ALTA Form B Title Insurance Commitment or its equivalent (collectively the "Title Commitment"), within fifteen (15) days of the date of execution of this Contract by both



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parties, issued by a reputable title insurance company selected by Buyer, committing to insure fee simple title to the Property in the amount of the Purchase Price for such Property in Buyer's name, with all standard exceptions removed (except for the rights of tenants under unrecorded leases and/or except for standard exceptions normally not removed pursuant to local custom with respect to the Property), and containing no other exceptions not specifically approved by Buyer, except the Permitted Exceptions. Buyer will provide a copy of the Title Commitment to Seller within five (5) days after the same is completed, but no later than twenty (20) days after signing this Agreement. Buyer shall have ten (10) days after receipt to examine the Title Commitment and inform Seller in writing (the "Title Objection Notice") of Buyer's objection to any exception contained in or title defect revealed by the Title Commitment. Buyer's failure to deliver the Title Objection Notice shall constitute Buyer's irrevocable acceptance of the Title Commitment and to all exceptions therein not objected to in the Title Objection Notice.

            (c) If Buyer delivers the Title Objection Notice and, thereafter, Seller is unable or unwilling to cure such objections (of which Seller shall notify Buyer), then Buyer may elect to terminate this Agreement within 10 days of Seller's notice upon written notice to Seller as to any one or more Property(s) so affected. Notwithstanding the foregoing, however, in order to terminate the Contract, in whole or in part, an objectionable exception or defect must be one which renders title uninsurable because of such specified objection or defect, or the specified objection or defect shall materially adversely affect the present use of the Property as an apartment complex. In the event one or more Property(s) are rejected as to title and the Contract as to such Property is terminated as set forth herein, the Purchase Price shall be reduced by agreement of the parties based on a reasonable determination of value from an appropriate State Certified or MAI Appraiser mutually acceptable to Seller and Buyer.

            (d) Seller shall pay for preparation of the Deed for the Property or the Assignment, and for State and local transfer taxes, if any.

            (e) Buyer will pay for title insurance commitments, title insurance premiums, and for any survey of the Property and the recording of the Deed for the Property, and any fees or expenses payable to the holder of the Mortgages in connection with this transaction.

            (f) Seller and Buyer will each pay their own attorney's fees. Seller and Buyer will share escrow costs equally, if any.

        SECTION 5. PRORATIONS AND ALLOCATIONS.

            (a) Collected rents, taxes (based on local custom), Mortgage interest and applicable escrows, laundry income, service contracts, equipment leases or other personal property financing, utility deposits, and other applicable income and expenses whether or not a lien, assessed or to be assessed for the tax year in which the transaction is consummated, will be prorated as to the Property(s) to the date of the Closing based on a 365-day year, as of 12:00 midnight, New York City time, of the day preceding the Closing Date.

            (b) Security deposits actually held by Seller or paid by any lessees at the Property will be transferred to Buyer in full at Closing, including any interest earned thereon and payable to the lessees at the Property under applicable law.

            (c) In the event Seller has expended funds prior to Closing for any repair or remediation of the Property for which it is entitled to reimbursement from any repair and remediation reserve held by any lender holding any of the Mortgages described in EXHIBIT C, Buyer agrees to assign any such reimbursement or directly reimburse Seller for any such expended funds immediately upon reimbursement from the lender out of such reserve account.

        SECTION 6. CONDEMNATION OR CASUALTY. Seller agrees to give Buyer prompt written notice (the "Damage Notice") of any fire or other casualty occurring to all or any portion of the improvements at the Property and/or Personal Property between the date hereof and the Closing Date. If prior to the Closing, there shall occur:


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            (i)     damage to the improvements at any one of the Properties
caused by fire or other casualty which would cost $100,000.00 or more to repair based on the estimate of a reputable third party contractor chosen by Seller; or

            (ii) the taking or condemnation of at least 10% of the Real Property for any one Property and if such taking would materially interfere with the current use thereof; then, if any such events set forth in (i) or (ii) above occurs, Buyer, at its option, may terminate this Agreement as to said Property by written notice given to Seller within seven (7) days after Buyer has received the Damage Notice or at the Closing, whichever is earlier. If Buyer does not elect to terminate the Agreement as aforesaid, the Closing shall take place as provided herein without an abatement of the Purchase Price as to any such Property (except that Buyer shall be allowed a credit for any deductible under Seller's insurance) and there shall be assigned to the Buyer at Closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence. Notwithstanding the foregoing, should Buyer elect to terminate, Seller may notify Buyer within 15 days of Buyer's termination notice shall be null and void and the parties shall proceed at Closing. Otherwise, upon such termination, the Purchase Price shall be reduced by a reasonable amount based upon the opinion of an appropriate State Certified or MAI Appraiser acceptable to Seller and Buyer.

            If, prior to the Closing, there shall occur:

            (iii) damage to any of the Property(s) caused by fire or other casualty which would cost less than $100,000.00 based on the estimate of a reputable third party contractor chosen by Seller; or

            (iv) the taking or condemnation of less than 10% of the Real Property for any one Property which would not materially interfere with the current use, thereof; then, if any of such events set forth in (iii) or (iv) above occurs, Buyer shall have no right to terminate this Agreement as to such Property, there shall be no reduction of the Purchase Price, but there shall be assigned to Buyer at closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence, and in addition, Buyer shall be allowed a credit for any deductible under Seller's insurance policy.

            Seller shall be responsible for maintaining fire and extended coverage insurance prior to Closing as is currently in place.

        SECTION 7. CONDITIONS. The following shall be conditions precedent to Buyer's obligations hereunder, unless specifically waived in whole or in part in writing by Buyer:

            (a) TITLE INSURANCE POLICY. Title to each Property at Closing shall be in accordance with the provisions of Section 4 above.

            (b) PERSONAL PROPERTY. Seller conveying title to the Personal Property to Buyer at Closing in accordance with Section 4 hereof.

            (c) COMPLIANCE WITH REPRESENTATIONS AND WARRANTIES. Seller will be in substantial compliance with all other representations and warranties made in Section 8 or elsewhere in this Agreement, at Closing.

            (d) CONDITIONS OF THE PROPERTY. The Buyer acknowledges that it is purchasing the Property in "as is, where is" condition with all existing faults and that Buyer is familiar with the condition of the Property.

        Should any condition fail as to any Property(s) and should Buyer elect not to proceed with respect to same, there shall be a credit against the Purchase Price in a reasonable amount determined by an appropriate State Certified or MAI Appraiser acceptable to Seller and Buyer and Buyer shall proceed with the Closing as to the remaining Property(s).



                                         I-4


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        With respect to all of the foregoing, to the extent that they are representations and warranties of Seller, they are made to the best of Seller's knowledge and belief without independent investigation.

        SECTION 8. SELLER'S WARRANTIES. The following representations and warranties of Seller shall not survive the Closing.

            (a) To Seller's best knowledge and belief without independent investigation, Seller has not received written notification that it has not disclosed to Buyer that the Property is not in compliance with all federal, state, county and municipal laws, ordinances and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property.

            (b) Seller will not interfere with Buyer's opportunity to hire Seller's on-site employees at the Property, but Buyer will have no obligation to hire such employees. Buyer will make no efforts to hire such employees until after all contingencies have been removed and no earlier than 10 days before closing.

            (c) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit program or agreement, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the Closing Date with respect to the Property at which such persons are employed, whether or not disclosed on the schedules to this Agreement.

            (d) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of group health insurance coverage requirements (pursuant to Section 4980B of the Code, sections 601-608 of ERISA, and any applicable state laws) with respect to Seller's current or former employees (and their dependents). Buyer does not hereby and will not at the Closing assume any obligation to provide medical insurance coverage to persons that it employs because it acquires the Property.

            (e) The physical condition of the Personal Property and Real Property shall be maintained in substantially the same condition as they were in as of the date hereof through the Closing Date.

            (f) Seller has the authority to enter into this Agreement and sign all documents required to be signed to implement Seller's obligations under this Agreement.

        SECTION 9.  NON-PERFORMANCE.

            (a) If Seller defaults and fails to deliver the Deed or meet any of the conditions hereof willfully, Buyer, at Buyer's sole option, may (i) terminate this Agreement whereupon the Earnest Money shall be returned to Buyer on demand or (ii) if the aggregate of all defaults by the Seller materially and adversely affects the value of any one Property in an amount less than $50,000.00, or the value of all of the Properties in an amount of less than $250,000.00, Buyer shall have no right to terminate the Agreement as to one or all of the Property(s), but shall be entitled to an adjustment of the Purchase Price in the amount of said default/damages to be determined by a State Certified or MAI Appraiser acceptable to Buyer and Seller. The foregoing shall be the sole and exclusive remedies of Buyer.

            (b) If Buyer defaults at any time, the Earnest Money shall be delivered to Seller and Seller may exercise such remedies at law to which Seller may be entitled provided that in no event shall Seller be entitled to money damages in excess of the sum of the Earnest Money. Buyer, except as otherwise set forth herein, will then be released from all liability to Seller related to this Agreement, such Earnest Money being Seller's sole remedy.

        SECTION 10. BROKERS, AGENTS AND CONSULTANTS. Seller represents and warrants to Buyer that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing claiming by,



                                         I-5


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through or under Seller except as stated herein, and hereby agrees to indemnify and hold harmless Buyer from the claims of any agent, consultant or broker for the payment of any commission or commissions hereunder.

        Buyer represents and warrants to Seller that no broker, consultant or agent is due a commission or fee from the proceeds of the closing claiming by, through or under Buyer, and hereby agrees to indemnify and hold harmless Seller and the Property from the claims of any agent, consultant or broker for the payment of any commission, or commissions hereunder.

        Notwithstanding Seller's representations referenced above, Seller has advised Buyer and Buyer acknowledges that Seller has entered into a contingent exclusive brokerage agreement with Duberstein Investment Company of Dayton, Ohio, which said brokerage agreement shall only be effective if this Agreement is not executed by Seller due to the inability of Seller to obtain approval of its limited partners to this Agreement.

        SECTION 11.  LEASES.

            (a) Seller agrees that prior to the Closing it will not enter into any long term commercial leases or service agreements not in the ordinary course of business without the prior written consent of Buyer which will not be unreasonably withheld or delayed.

            (b) Seller shall assign without representation or warranty whatsoever the existing tenant leases to Buyer at Closing along with all service contracts and other agreements affecting the Property, provided that Buyer shall execute an assumption agreement or other agreements with respect to all tenant leases and service contracts or other agreements from and after the date of closing.

        SECTION 12. INSURANCE. Seller will cancel its insurance coverage on the Property effective at Closing of the Property, and Buyer will place new insurance coverage on the Property effective on the same date.

        SECTION 13. ASSIGNMENT. Buyer shall not have the right to assign this Agreement, in whole or in part, to any party without the express written consent of Seller. Upon any such assignment approved by Seller, the assignee shall assume the obligations of Buyer. Seller's consent pursuant to this section shall be in its sole discretion and shall include approval of all proposed assignment documents. Notwithstanding the foregoing, the Buyer shall have the right to assign to an entity of which the Buyer has majority control provided the Buyer herein remains liable for performance of this Contract.

        SECTION 14. ENTIRE AGREEMENT. All prior understandings and agreements of the parties are merged herein, and this Agreement reflects the entire understanding of the parties. This Agreement may not be changed or terminated orally.

        SECTION 15. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

        SECTION 16.  LIABILITY.

            (a) SELLERS LIABILITY. Seller shall be liable for any claims, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) in connection with third-party claims for injury or damage to personal property in connection with the ownership or operation of the Property prior to Closing. This obligation of Seller shall be repeated at and shall survive the Closing.

            (b) BUYERS LIABILITY. Buyer shall be liable for any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees), due to Buyer's ownership or operation of the Property from and after Closing. This obligation of Buyer shall be repeated at and shall survive the Closing.



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        SECTION 17.  NOTICES.  All notices required or permitted hereby shall be in writing and delivered either in person or sent electronically, and by national overnight express carrier. Notices shall be deemed to have been given when sent as follows:

        To Buyer:        US Apartments LLC
                         2350 North Forest Road
                         Getzville, NY  14068

        To Seller:       Realmark Property Investors
                         Limited Partnership V
                         2350 North Forest Road
                         Getzville, NY  14068

        SECTION 18. CONSTRUCTION. Time shall be construed to be of the essence, subject to the terms and conditions specifically set forth in this Agreement.

        SECTION 19. GOVERNING LAW. This Agreement will be governed by and construed according to New York law, except for matters of title or real estate law which shall be governed by the laws of the states in which the Property is located.

        SECTION 20. ESCROW. The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a court of competent jurisdiction is rendered disposing of such Earnest Money.

        The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct.

        SECTION 21. RELEASE OF SELLER UNDER THE MORTGAGES. Buyer shall use best efforts to obtain the approval of the lender(s) ("Lender") under the Mortgages for the release (the "Release") of Seller from all recourse obligations and indemnities under the Mortgages and the loan documents entered into in connection with the Mortgages (collectively, the "Recourse Obligations"). In the event Buyer is unable, despite its best efforts, to obtain the Release, Seller agrees, upon the assumption of the Mortgages by Buyer, to remain liable for the Recourse Obligations.



                                         I-7


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        IN WITNESS WHEREOF, this Agreement has been executed by the parties, or by the duly authorized officer of the parties, on the day and year shown below.

BUYER:

Executed November 25, 1997

US APARTMENTS LLC

By: /s/ Joseph M. Jayson, Member
   ------------------------------

SELLER:

Executed November 25, 1997

REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP V


By: /s/ Joseph M. Jayson
   -----------------------------
        Joseph M. Jayson, G.P.


RECEIPT OF ESCROW AGENT

The undersigned hereby acknowledges receipt of the Earnest Money provided for herein, and that the same is being held by Escrow Agent pursuant to the terms of the above Agreement.

as Escrow Agent

BY: /s/ William Mattrey
   -----------------------------
        Member



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


                                           EXHIBIT A TO ASSET PURCHASE AGREEMENT

O'HARA APARTMENTS

ALL that certain piece, parcel or tract of land, with improvements thereon, situate, lying and being in the State of South Carolina, County of Greenville, being bounded on the west by Mitchell Road, the northeast by Shady Lane, and the south by Edgewood Drive, and containing 9.42 acres (410,335.20 square feet) according to a plat of survey prepared by Freedland-Clinkscales & Associates, Engineers - Land Surveyors, dated August 16, 1994, entitled "Survey for Realmark Financing L.P." recorded in the RMC Office for Greenville County in Plan Book 28R at Page 16A&B, and having, according to said plat, the following metes and bounds, to-wit:

BEGINNING at an iron pin on the easterly edge of the right-of-way of Mitchell Road at the intersection thereof with the northerly edge of the right-of-way of Edgewood Drive and running thence along the easterly edge of the right-of-way of Mitchell Road, the following courses and distances: N. 00-31-38 E. 81.61 feet to an iron pin; thence N. 02-26-06 E. 184.38 feet to an iron pin; thence N. 01-13-12 W. 126.38 feet to an iron pin; thence N. 04-12-00 W. 351.05 feet to an iron pin; thence N. 05-45-07 W. 191.80 feet to an iron pin at the intersection of the easterly edge of the right-of-way of Mitchell Road with the southerly edge of the right-of-way of Shady Lane; thence running through the intersection of the edge of said rights of way N. 59-23-40 E. 21.50 feet to an iron pin on the southerly edge of the right-of-way of Shady Lane; thence running along the southwesterly edge of the right-of-way of Shady Lane the following courses and distances: S. 55-45-20 E. 29.10 feet to an iron pin; thence S. 48-18-58 E. 97.64 feet to an iron pin; thence S. 42-25-09 E. 163.75 feet to an iron pin; thence S. 41-33-10 E. 452.00 feet to an iron pin; then S. 41-32-10 E. 263.06 feet to an iron pin; thence S. 34-36-53 E. 9416 feet to an iron pin at a joint corner with property now or formerly of Tanner; thence turning and running along a joint line with property now or formerly of Tanner S. 57-54-05 W. 184.60 feet to an iron pin; thence continuing along a joint line with property now or formerly of Tanner S. 34-06-55 E. 50.10 feet to an iron pin on the northerly edge of the right-of-way of Edgewood Drive; thence turning and running along the curvature of the northerly edge of the right-of-way of Edgewood Drive; the chord of which runs s. 65-57-05 W. 90.70 feet to an iron pin; thence continuing along the curvature of the northerly edge of the right-of-way of Edgewood drive, the chord of which runs S. 81-40-05 W. 92.40 feet to an iron pin; thence continuing along the northerly edge of the right-of-way of Edgewood Drive the following courses and distances: N. 86-02-55 W. 110.00 feet to an iron pin; thence N. 84-53-55 W.
144.60 feet to a p.k. nail in asphalt; thence N. 85-13-55 W. 133.30 feet to an iron pin; thence running through the intersection of the northerly edge of the right-of-way of Edgewood Drive and the easterly edge of the right-of-way of Mitchell Road N. 41-07-03 W. 38.77 feet to an iron pin on the easterly edge of the right-of-way of Mitchell Road, being the POINT OF BEGINNING.

JACKSON PARK APARTMENTS

A part of the Southwest quarter of the Southwest quarter of Section Sixteen
(16), Township Six (6) North, Range Six (6) East, and a part of the Northwest quarter of the Northwest quarter of Section Twenty-one (21), Township Six (6) North, Range Six (6) East, in the City of Seymour, described as follows:
Commencing at the Northeast corner of the Northwest quarter of the Northwest quarter of Section 21, thence along the section line West (an assumed bearing)
429.36 feet to the point of beginning of this description, the point being the Northwest corner of Lot 32 in Jackson Park Subdivision, Section "D"; thence North 00 degrees 05 minutes 00 seconds East 438.03 feet to the Southeast corner of Jackson Park Subdivision, Section "H"; thence along the South line of the Subdivision, North 89 degrees 55 minutes 00 seconds West 353.88 feet; thence South 80 degrees 05 minutes 30 seconds West 189.84 feet; thence North 27 degrees 56 minutes 30 seconds West 129.90 feet to the Southerly right-of-way of Hillcrest Drive; thence along the right-of-way South 60 degrees 29 minutes 30 seconds West 142.80 feet; thence following the arc of a 30 foot radius curve to the left, a true arc distance of 42.28 feet to a point on the Eastern right-of-way of Jackson Park Drive, the curve has a chord which is 38.87 feet in length and bears South 16 degrees 57 minutes 00 seconds West; thence along the right-of-way and following the arc of a 538.22 foot radius curve to the right, a true arc distance of 217.12 feet, the arc has a chord which is 215.52 feet and bears South 12 degrees 05



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


minutes 00 seconds East; thence continuing along the right-of-way South 00 degrees 25 minutes 30 seconds East 206.04 feet; thence following the arc of a 30 foot radius curve to the left a true arc distance of 45.03 feet, to a point on the Northern right-of-way of Sycamore Road, the arc has a chord which is 40.92 feet in length and bears South 43 degrees 25 minutes 30 seconds East; thence along the right-of-way of Sycamore Road, South 86 degrees 25 minutes 30 seconds East 433.05 feet to a point of curvature; thence continuing along the right-of-way and following the arc of a 579.56 foot radius curve to the right, a true arc distance of 180 feet to the Southwest corner of Lot 32 in Jackson Park Subdivision, Section "D", the arc has a chord which is 179.29 feet in length and bears South 77 degrees 29 minutes 00 seconds East; thence along the Western line of Lot 32, North 28 degrees 37 minutes 00 seconds East 113.47 feet to the point of beginning.

EXCEPT: A part of the Southwest quarter of the Southwest quarter of Section Sixteen (16), Township Six (6) North, Range Six (6) East, more particularly described as follows: Commencing at the Southeast corner of the quarter quarter section; thence along the South line of Section 16 and subsequently following the North line of Jackson Park Subdivision, Section D, Westerly 429.36 feet to the Northwest corner of Lot 32 in the subdivision; thence North 00 degrees 05 minutes East (an assumed bearing) 134.67 feet to the true point of beginning; thence North 89 degrees 55 minutes West 140 feet; thence North 08 degrees 37 minutes West 165 feet; thence North 00 degrees 05 minutes East 140 feet; thence South 89 degrees 55 minutes East 165 feet; thence South 00 degrees 05 minutes West 303.36 feet to the true point of beginning.

INFORMATION NOTE: The acreage in the legal description is shown for convenience only and should not be construed as insuring the quantity of land set forth in the description.

WAYNE ESTATES APARTMENTS

PARCEL 1:

Situate in the City of Huber Heights, County of Montgomery, State of Ohio and being Lot Numbered ONE (1) Wayne Estates Subdivision, Section One, as recorded in Plat Book 97, Page 3 of the Plat Records of Montgomery County, Ohio, EXCEPTING therefrom 4.892 acres platted into Wayne Estates Condominium, Section One, as recorded in Plat Book 120, page 13 of the Plat Records of Montgomery County, Ohio.

PARCEL 2:

Situate in the City of Huber Heights, County of Montgomery, State of Ohio and being Lot Numbered TWO (2) Wayne Estates, Section Two, as recorded in Plat Book 104, Page 5 of the Plat Records of Montgomery County, Ohio.

PARCEL 3:

Situate in the City of Huber Heights, County of Montgomery, State of Ohio and being Units Numbered SIX THOUSAND SEVEN HUNDRED SIXTY ONE (6761), SIX THOUSAND SEVEN HUNDRED SIXTY THREE (6763), SIX THOUSAND SEVEN HUNDRED SIXTY FIVE (6765), SIX THOUSAND SEVEN HUNDRED SIXTY SEVEN (6767), SIX THOUSAND SEVEN HUNDRED SIXTY NINE (6769), SIX THOUSAND SEVEN HUNDRED SEVENTY ONE (6771), SIX THOUSAND SEVEN HUNDRED SEVENTY THREE (6773), SIX THOUSAND SEVEN HUNDRED SEVENTY FIVE (6775), SIX THOUSAND SEVEN HUNDRED SEVENTY SEVEN (6777), SIX THOUSAND SEVEN HUNDRED SEVENTY NINE (6779), SIX THOUSAND SEVEN HUNDRED EIGHTY ONE (6781), SIX THOUSAND SEVEN HUNDRED EIGHTY THREE (6783), SIX THOUSAND SEVEN HUNDRED EIGHTY FIVE
(6785), SIX THOUSAND SEVEN HUNDRED EIGHTY SEVEN (6787), SIX THOUSAND SEVEN HUNDRED EIGHTY NINE (6789), SIX THOUSAND SEVEN HUNDRED NINETY ONE (6791), SIX THOUSAND SEVEN HUNDRED NINETY THREE (6793), SIX THOUSAND SEVEN HUNDRED NINETY FIVE (6795), SIX THOUSAND SEVEN HUNDRED NINETY SEVEN (6797), SIX THOUSAND SEVEN HUNDRED NINETY NINE (6799), SIX THOUSAND EIGHT



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


HUNDRED ONE (6801), SIX THOUSAND EIGHT HUNDRED THREE (6803), SIX THOUSAND EIGHT HUNDRED FIVE (6805), SIX THOUSAND EIGHT HUNDRED SEVEN (6807), SIX THOUSAND EIGHT HUNDRED NINE (6809), SIX THOUSAND EIGHT HUNDRED ELEVEN (6811), SIX THOUSAND EIGHT HUNDRED THIRTEEN (6813), SIX THOUSAND EIGHT HUNDRED TWENTY ONE (6821), SIX THOUSAND EIGHT HUNDRED TWENTY THREE (6823), SIX THOUSAND EIGHT HUNDRED TWENTY FIVE (6825), SIX THOUSAND EIGHT HUNDRED TWENTY SEVEN (6827), SIX THOUSAND EIGHT HUNDRED TWENTY NINE (6829), SIX THOUSAND EIGHT HUNDRED THIRTY ONE (6831), SIX THOUSAND EIGHT HUNDRED FORTY ONE (6841), SIX THOUSAND EIGHT HUNDRED FORTH THREE
(6843), SIX THOUSAND EIGHT HUNDRED FORTY FIVE (6845), SIX THOUSAND EIGHT HUNDRED FORTY SEVEN (6847), SIX THOUSAND EIGHT HUNDRED FORTY NINE (6849), SIX THOUSAND EIGHT HUNDRED FIFTY ONE (6851), SIX THOUSAND NINE HUNDRED FIFTY ONE (6951), SIX THOUSAND NINE HUNDRED FIFTY THREE (6953), SIX THOUSAND NINE HUNDRED FIFTY FIVE
(6955), SIX THOUSAND NINE HUNDRED FIFTY SEVEN (6957), SIX THOUSAND NINE HUNDRED FIFTY NINE (6959), SIX THOUSAND NINE HUNDRED SIXTY ONE (6961), SIX THOUSAND NINE HUNDRED SEVENTY ONE (6971), SIX THOUSAND NINE HUNDRED SEVENTY THREE (6973), SIX THOUSAND NINE HUNDRED SEVENTY FIVE (6975), SIX THOUSAND NINE HUNDRED SEVENTY SEVEN (6977), SIX THOUSAND NINE HUNDRED SEVENTY NINE (6979), SIX THOUSAND NINE HUNDRED EIGHT ONE (6981), SIX THOUSAND NINE HUNDRED EIGHTY THREE (6983). Wayne Estates Condominium, Section One, as recorded in Plat Book 120, page 13 of the Plat Records of Montgomery County, Ohio, the Declaration which appears recorded in Deed Microfiche 83-627-D10 together with interest in common area. Wayne Condominium Section One is taken out of Lot Numbered ONE of Wayne Estates, Section One as shown above as Parcel 1.

THE FOUNTAINS APARTMENTS

Situated in Section 23, Town 3, Range 2, in Union Township, Butler County, Ohio, and being more particularly described as follows;

        Being Lots 2, 3, 4, 5, 7 and 8 of The Fountains Apartments as the same are designated, numbered and known on the plat of said subdivision, recorded in Plat book 27, page 32, Plat Records, Butler County Ohio.

        Subject to easements and restrictions of record.

WILLIAMSBURG NORTH APARTMENTS

Williamsburg North Apartments, the plat of which is recorded in Plat book "F", page 92, in the Office of the Recorder of Bartholomew County Indiana.



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


                                           EXHIBIT B TO ASSET PURCHASE AGREEMENT

With respect to each apartment complex described in Exhibit A, all furniture, fixtures, refrigerators, stoves, dishwashers, disposals, air conditioning, carpeting, office supplies and equipment, landscaping and maintenance supplies and equipment and all other tangible personal property located at and used in connection with the operation of each apartment complex.



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


                                          EXHIBIT C TO ASSET PURCHASE AGREEMENT

Property                           Mortgage Balance    Lender
The Fountains Apartments           $3,893,161.00       Credit Suisse
                                                       First Boston
                                                       Mortgage Capital

O'Hara Apartments                  1,597,094.00        Credit Suisse
                                                       First Boston
                                                       Mortgage Capital

Williamsburg North Apartments      2,496,978.00        Credit Suisse
                                                       First Boston
                                                       Mortgage Capital

Wayne Estates Apartments           3,089,385.00        Credit Suisse
                                                       First Boston
                                                       Mortgage Capital

Jackson Park Apartments            1,596,746.00        Credit Suisse
                                                       First Boston
                                                       Mortgage Capital



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